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                                                                   Exhibit 10.8




                              CONSULTING AGREEMENT

      This CONSULTING AGREEMENT (the "AGREEMENT") is made and entered into as of this 19th day of July, 2004, by and between ALTAMA DELTA CORPORATION, a Georgia corporation (the "COMPANY"), and W. WHITLOW WYATT, who resides at 2879 Rivermeade Drive, Atlanta, Georgia 30327 ("CONSULTANT").

                                R E C I T A L S :

      A. Consultant, as seller, and Phoenix Footwear Group, Inc., as buyer (the "BUYER") have entered into a Stock Purchase Agreement dated June 15, 2004 (such agreement, together with any and all agreements and instruments to be executed and delivered pursuant thereto and all schedules and exhibits thereto, all as the same may be amended, supplemented or modified from time to time, the "STOCK PURCHASE AGREEMENT") pursuant to which the Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of the issued and outstanding shares of capital stock of the Company.

      B. Immediately following the closing of the transactions (the "CLOSING") contemplated by the Stock Purchase Agreement, the Company will be a wholly-owned subsidiary of Buyer.

      C. The Consultant has served as the Chief Executive Officer and President of the Company. The knowledge of Consultant will be beneficial in maintaining and improving the performance of the Company following the Closing and the Consultant has business expertise that will be beneficial to the Company. Accordingly, it is a condition precedent to Buyer fulfilling its obligations at the Closing that Company and Consultant enter into this Agreement, pursuant to which the Company shall retain Consultant to provide consulting services to the Company. It is also a condition precedent to Buyer fulfilling its obligations at the Closing that Company and Consultant enter into a Non-Competition and Confidentiality Agreement in the form annexed to the Stock Purchase Agreement as an exhibit (the "NON-COMPETITION AGREEMENT").

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. CONSULTING. During the term of this Agreement, Consultant will, upon the request of the Company's executive officers, provide consulting services consisting of (a) advice regarding the operations of the Company; (b) introductions and assistance with the Company's relationships (including relationships with employees, customers, third party manufacturers, purchasing agents, vendors and suppliers), products, markets, pricing and submitting bids;
(c) assistance in implementing the transition following the Closing; and (d) such other duties consistent with the foregoing as the Company's President and Chief Executive Officer may reasonably request from time to time. Notwithstanding the foregoing sentence, the Company agrees that Consultant shall not be required to devote more than thirty-five (35) hours per month to the provision of such services and that Consultant shall provide such services at times and
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dates requested by the Company and places reasonably requested by the Company provided the Consultant shall not be required to travel outside the United States to perform any of the requested services. The Company shall provide the Consultant with ten (10) days advance notice of any services which would require Consultant to travel and, if reasonably possible, two (2) days advance notice of any other services.

      2. CONSIDERATION.

            (a) Subject to the terms and conditions hereof, as consideration for Consultant's services and other obligations hereunder, during the term of this Agreement, the Company agrees to pay Consultant a fee at the rate of $100,000 per annum. Except as otherwise provided, the fee shall be payable $25,000 upon the execution hereof and each remaining payment shall be due on the last day of each successive ninety (90) day period thereafter. The consideration set forth in this Section 2 will be the sole compensation payable to Consultant for consulting services and no additional compensation or fee will be payable by the Company to Consultant by reason of any benefit gained by the Company directly or indirectly through Consultant's consulting efforts hereunder, nor shall the Company be liable in any way for any additional compensation or fee for consulting services unless the Company shall have expressly agreed thereto in writing.

            (b) Notwithstanding the foregoing, if Buyer engages in a transaction with a third party (a "THIRD PARTY") who is not controlled directly or indirectly by the Buyer (an "AFFILIATE") which results in the Third Party becoming majority owner of the outstanding capital stock of the Company (whether by sale of the stock of the Company or by merger or consolidation with or into another entity) or sells to a Third Party all or substantially all of the Company's assets, and the Third Party fails to reaffirm or in the case of an asset sale assume the obligations of the Company under this Agreement, then the Company shall be obligated to promptly pay to Consultant in one lump sum cash payment all payments provided for in Section 2(a) which have not been previously paid to Consultant and following receipt of such amount, Consultant shall continue to be bound hereby. In such event, no other payments of any kind shall be due or payable under this Agreement and the Consultant shall continue to be bound by the terms of this Agreement for the then remaining term of this Agreement.

            (c) If Consultant's consulting services are terminated by the Company without Cause, then as Consultant's sole and exclusive remedy, any and all payments provided for in Section 2(a) above from the Company to Consultant which have not been previously paid to the Consultant shall become immediately due and payable in one lump-sum cash payment, provided that Consultant has not breached the Stock Purchase Agreement or the Non-Competition Agreement. If Consultant's consulting services with the Company are terminated by the Company for Cause or due to the Consultant's death or disability or the Consultant voluntarily terminates his consulting services with the Company, then Consultant shall only be entitled to receive payment of the consulting fees described in
Section 2(a) on a pro rata basis through and including the date of termination based on the number of days that have elapsed in the year that the termination is effective and all remaining amounts scheduled for payment hereunder after such termination date shall cease and no longer be due or payable. In such event,

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other than the payments due through the termination date no further payments of any kind shall be due or payable hereunder.

            (d) If for any reason other than pursuant to Consultant's material breach of this Agreement, the Company fails to make a timely payment due hereunder, the Company shall not be in breach of this Agreement unless the Consultant has first given written notice thereof to the Company and the Company has failed to pay such amount within thirty (30) days after being given such notice in accordance with the terms hereof (such failure to pay after notice and expiration of the thirty (30) day cure period shall be referred to as a "DEFAULT"). At any time during the first thirty (30) days after a Default, if the Consultant is not in breach of the Stock Purchase Agreement or the Non-Competition Agreement, Consultant may as his sole and exclusive remedy elect to (i) require the Company to promptly pay all remaining payments provided for in this Agreement which have not previously been paid to the Consultant, or (ii) terminate this Agreement immediately on written notice to the Company and in such event no further payment of any kind shall be due hereunder. If Consultant elects Section 2(c)(i), then, upon payment in full of such amounts, Consultant shall continue to be obligated to perform his duties and obligations hereunder for the remaining term.

      3. TERM AND TERMINATION.

            (a) The term of this Agreement shall commence on the Closing and shall terminate on the earlier of (A) the second anniversary of the Closing (B) pursuant to Section 2(c)(ii), or (B) the occurrence of any of the following events:

                  (i) The termination of Consultant's consulting services by the Company for Cause (as defined below);

                  (ii) The termination of Consultant's consulting services by the Company without Cause;

                  (iii) The death of Consultant; or

                  (iv) The disability of Consultant.

            (b) For purposes of this Agreement, the following definitions shall apply:

                  "CAUSE" for Consultant's termination will exist at any time after the happening of one or more of the following events, in each case as determined by the Company:

                        (i) After fifteen (15) days advance written notice is given to Consultant of any of the following circumstances unless the Consultant shall have remedied such circumstances prior to the end of such fifteen (15) day period:

                              (A) Consultant's failure to perform his duties
under Section 1;

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                              (B) Consultant's breach of any of his other
material covenants herein;

                              (C) Consultant's willful misconduct in the
performance of Consultant's duties to the Company where such willful misconduct has damaged the Company;

                              (D) Consultant's material breach of the Stock
Purchase Agreement; or

                              (E) Consultant's material breach of the
Non-Competition Agreement.

                        (ii) Consultant's commission of any act of fraud with respect to Buyer, the Company or any of their respective subsidiaries;

                        (iii) Consultant's conviction or plea of guilty or nolo contendre in respect of a felony crime or other crime involving a high degree of moral turpitude; or

                        (iv) Consultant's misappropriation or embezzlement of funds from the Company or fraud against the Buyer, Company or any of their respective subsidiaries.

                  "DISABILITY" means the inability of Consultant to perform the essential functions of his duties hereunder for a period of ninety (90) days in any three hundred sixty (360) day period, as determined by an independent medical professional selected by the Company. The Consultant shall be deemed to have a disability if he fails for thirty (30) or more days to submit to an examination by such a medical professional upon the good faith request of the Company.

      5. SUPPORT. During the term of this Agreement, the Company will provide Consultant with such support services at the Company's principal executive offices, including facilities, space, communications networks and equipment as may be required in the Company's reasonable judgment to enable Consultant to properly perform the services requested of him hereunder.

      6. GROUP HEALTH INSURANCE AND EXPENSES. During the term of this Agreement, the Company shall:

            (a) Permit Consultant to participate, at Consultant's sole cost and expense, in its group health policy to the extent that such policy permits Consultant to participate therein in his capacity as a consultant to the Company on the terms and conditions herein.

            (b) Reimburse the Consultant for reasonable travel and other out-of-pocket expenses incurred by him in connection with Consultant's services required under this Agreement, provided that Consultant complies with the Buyer's expense reimbursement policy

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in a timely manner. Such reimbursements will be paid in accordance with Buyer's reimbursement policy.

      7. INDEPENDENT CONTRACTOR. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee. Except as specified in Section 6, Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, which will be Consultant's responsibility.

      8. INDEMNIFICATION. Consultant shall defend, indemnify and hold harmless the Company and its directors, officers, employees, agents and stockholders harmless from and against the following claims of loss, (including without limitation, attorneys' fees) arising out of or resulting from (a) any breach or violation by Consultant of any of the provisions of this Agreement; (b) any intentional misrepresentations by Consultant with respect to the Company or its business or products; (c) any claim by a third party, that such third party is entitled to any compensation for any services provided to Consultant during the term of this Agreement; and (iv) any alleged negligent, or intentionally tortious or malicious action, errors or omissions by Consultant. Notwithstanding the foregoing, the aggregate cumulative liability of Consultant under this
Section 8 shall not exceed the amount paid to Consultant pursuant to this Agreement except in the case of fraud, an intentional breach of this Agreement or intentional misconduct.

      9. CONFIDENTIALITY. In addition to his obligation under the Non-Competition Agreement, but subject to the exceptions set forth therein (including, but not limited to, duration), Consultant shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to Consultant's services under this Agreement, including, but not limited to, the Company's business, financial condition, customer lists, marketing strategy, employee names, compensation amounts and formulas, billing amounts, research and development activities, products, methods of manufacture, trade secrets, processes, business or affairs or any other confidential or proprietary information concerning the Company (other than information in the public domain through no fault of Consultant), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to Consultant by the Company. Within five (5) business days of termination of this Agreement, Consultant will return to the Company all documents and other materials related to the services provided hereunder or furnished to Consultant by the Company at any time. Consultant's obligations under this Paragraph 9 will survive termination of this Agreement but shall expire at the time of the expiration of Consultant's obligations under Section 3 of the Non-Competition Agreement.

      10. MISCELLANEOUS.

            (a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and

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one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 6(a):

            If to Company:    Altama Delta Corporation
                              5759 Fleet Street, Suite 220
                              Carlsbad, California  92008
                              Attention:  Richard White, CEO and President
                              Facsimile No. (760) 602-9684

            with a copy to:   Phoenix Footwear Group, Inc.
                              5759 Fleet Street, Suite 220
                              Carlsbad, California  92008
                              Attention:  James R. Riedman, Chairman
                              Facsimile No. (760) 602-9684

                              Woods Oviatt Gilman LLP
                              Gordon E. Forth, Esq.
                              700 Crossroads Building
                              2 State Street
                              Rochester, New York 14614
                              Facsimile No. (585) 987-2901

            If to Consultant: W. Whitlow Wyatt
                              2879 Rivermeade Drive
                              Atlanta, Georgia  30327
                              Facsimile No.     (404) 885-1938

            with a copy to:   Morris, Manning & Martin, LLP
                              1600 Atlanta Financial Center
                              3343 Peachtree Road, N.E.
                              Atlanta, Georgia 30326
                              Attention:  J. F. "Sandy" Smith, Esq.
                              Facsimile No. (404) 365-9632

            (b) Amendments. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

            (c) Successors and Assigns. This Agreement will be binding upon Consultant and Consultant's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Company and its successors and assigns.

            (d) Governing Law. This Agreement will be governed by and interpreted according to the substantive laws of the State of Delaware without regard to such state's conflicts laws.


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            (e) No Waiver. No failure on the part of the Company or Consultant to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Company or Consultant in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither the Company nor Consultant shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            (f) Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

            (g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            (h) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               ALTAMA DELTA CORPORATION

                               By:  /s/ Richard E. White
                                    --------------------------
                               Name:  Richard E. White
                               Title: Chief Executive Officer

                               /s/ W. Whitlow Wyatt
                               -------------------------------
                               W. Whitlow Wyatt




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